Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-63078) pertaining to the EZCORP, Inc. 401(k) Plan, the Registration Statement (Form S-8 No. 333-108847) pertaining to the 1998 EZCORP, Inc. Stock Incentive Plan, the Registration Statement (Form S-8 No. 333-122116) pertaining to the EZCORP, Inc. 2003 Incentive Plan, the Registration Statement (Form S-8 No. 333-140492) pertaining to the EZCORP, Inc. 2006 Incentive Plan and the Registration Statement (Form S-3 No. 333-155394) of our reports dated December 14, 2009 relating to the consolidated financial statements, the financial statement schedule, and the effectiveness of internal control over financial reporting of EZCORP, Inc. included in the Annual Report (Form 10-K) for the year ended September 30, 2009.
/s/ BDO Seidman, LLP
Dallas, Texas
December 14, 2009